MERRILL LYNCH
CONVERTIBLE
FUND, INC.

[FUND LOGO]

Annual Report

August 31, 1997

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch
Convertible Fund, Inc.
Box 9011
Princeton, NJ
08543-9011


[RECYCLE LOGO]
Printed on post-consumer recycled paper


MERRILL LYNCH CONVERTIBLE FUND, INC.

DEAR SHAREHOLDER

We are pleased to provide you with this first annual report for Merrill Lynch Convertible Fund, Inc. As we announced in the June 30, 1997 semi-annual report, on August 4, 1997 Merrill Lynch Convertible Fund, Inc. converted to open-end status; that is, the Fund's shares are redeemable at net asset value at any time. In addition, the Fund became available through the Merrill Lynch Select Pricing(SM) System; therefore, clients can now purchase shares with an upfront sales charge (Class A or Class D Shares), or at net asset value, subject to a contingent deferred sales charge and/or an annual distribution fee (Class B or Class C Shares). Holders of the Capital Shares of the closed-end fund became Class A shareholders with this change. See "About Fund Performance" on page 4 of this report to shareholders for a complete description of each class of shares available. Performance information, including average annual total returns, can be found on pages 4 and 5 of this report to shareholders.

The Environment

The convertible market performed well this past year, benefiting from sharply higher stock prices and a relatively benign interest rate environment. Prices of convertible bonds got an added boost from a dramatic increase in the volatility of stock prices which sustained conversion premiums as a result of increases in the value of the call options embedded within convertible bonds and convertible preferred stocks.

During the year ended August 31, 1997, stocks advanced sharply in price reflecting excellent fundamentals, which include a strong economic environment, low inflation, and relatively stable and constructive interest rates. However, we believe the valuation parameters of the stock market discounted these positive fundamentals. As mentioned in our June 30, 1997 report to shareholders, the stock market's valuations based on book values and dividend yields are at historical highs. This situation increases the risk in equities. If the economy is more robust than expected, corporate earnings might be surprising. This could allow for further upward potential for stocks. However, an economy strong enough to accelerate earnings this much might force the Federal Reserve Board to raise interest rates, compressing valuation multiples. Therefore, we are cautious toward the stock market, notwithstanding positive economic fundamentals such as low interest rates, low inflation and solid economic growth.

Fiscal Year in Review

The Fund changed dramatically during the fiscal year ended August 31, 1997, having just completed its transition from a dual-structure closed-end mutual fund to a multi-class open-end mutual fund. We also took this opportunity to receive shareholder approval to modify the Fund's investment objectives and policies. This conversion process started on July 31, 1997 with the redemption of the Income Shares and concluded with the change of our fiscal year.

During the fiscal year ended August 31, 1997, the Fund's Class A Shares' net asset value increased 26.73% (including the performance of Capital Shares prior to conversion, before charges and expenses) notwithstanding the fact that about half of the Fund's assets were in cash during much of this period. We maintained our cash reserves at this level to accommodate the Fund's cash needs for the redemption of the Income Shares as well as estimated liquidity needs for those Capital shareholders wishing to reallocate their investments as the Fund became open-ended. (Fund results shown do not reflect sales charges, and would be lower if sales charges were included.)

During the 12 months ended August 31, 1997, we continued to consolidate the Fund by reducing the number of positions and companies held. At the start of the fiscal year, we held 112 positions in 99 companies. At the end of the fiscal year, this figure had declined to 66 positions in 63 companies. This narrower focus allowed us to concentrate on security selection and sector allocation to seek to enhance performance. For example, we carried a large exposure to the pollution control sector, which appreciated substantially during the year. In particular, two of the investments we held during the year, Allied Waste Industries, Inc. and Philip Environmental Inc., each nearly doubled in value. During the year, other pollution control companies owned by the Fund which contributed to our performance were USA Waste Services, Inc. and US Filter Corporation. In addition, several of the companies held in the Fund, while conglomerates, have exposure to pollution control. These companies included Thermo Electron Corporation, Thermo Instrument Systems Inc. and several of the Thermo spin-out companies.

While we have since sold most of the Fund's bank holdings for valuation reasons, the Fund benefited greatly from its overweighting in this area during the fiscal year. Such holdings included Banc One Corporation, Boatmens' Bancshares, Inc., Deposit Guaranty Corp., Jefferson Pilot

Corp. (convertible into Nations Bank Corp.), Onbancorp Inc., Southern National Corp. and Union Planters Corp. Only Jefferson Pilot Corp. and BankAtlantic Bancorp., Inc. remained in the Fund at fiscal year-end. When we bought most of these positions, the average bank stock sold for about eight times earnings and about one times book value. Presently, most banks are about 15 times earnings and about 2.5 times book value. We had focused mainly on the regional banks, trying to capitalize on the consolidation trend in force and their relative undervaluation.

The Fund benefited from many acquisitions and mergers during the 12 months ended August 31, 1997. Mergers and acquisitions affected several of the banks already mentioned. In the financial services area, Pioneer Financial Services Inc. and American Travelers Corp. were both acquired by Conseco Inc. In healthcare, Regency Health Services, Inc. was purchased by Sun Healthcare Group Inc. and Emergency Medical Response was purchased by Laidlaw, Inc. Tyco Toys Inc. was taken over by Mattel Inc. These acquisitions validated our original premise regarding the values inherent in these businesses and their attractively low stock valuations.

Our heavy exposure to the paper sector also contributed to the Fund's performance during the fiscal year as paper prices firmed late in the period, lifting the prices of paper stocks higher. Albany International Corp., International Paper Co. and James River Corp. of Virginia were Fund holdings that did particularly well. We took advantage of opportunities to sell into strength. Only International Paper Co. and small amounts of Albany International Corp. and Boise Cascade Corp. remained in the Fund at fiscal year-end.

The technology sector, which we view as many sectors and not one homogeneous area, was volatile during the 12 months and produced mixed results. We had focused on the downtrodden semiconductor area through our holdings in Cypress Semiconductor Corp., Integrated Device Technology Inc. and Taiwan Semiconductor Co. and the semiconductor equipment area through Novellus Systems Inc. Memory device companies such as Storage Technology Corp. and EMC Corp. also added significantly to Fund performance and were sold on strength. Safeguard Scientific, a partnership of entrepreneurial companies focused on information technology markets and which brings emerging technology companies public through rights offerings to its shareholders, was another technology company which was profitably bought and sold during the 12-month period. We also profitably bought and sold Microsoft Corp. convertible preferred stock. In addition, we also had exposure to two electronic parts distributors stocks that were held after forced conversion of the convertibles, Arrow Electronics Inc. and Avnet Inc. Both performed very well, in our opinion, and consequently were later sold.

One area of disappointment for the Fund was in metals, where our exposure to the steel sector through WHX Corp. and Worthington

Industries Inc. (convertible into Rouge Industries Inc.) hindered Fund performance. AK Steel Holdings Corp., while up for the year, underperformed the market. Coeur d'Alene Mines Corp., a silver and gold producer, and Cypress Amax Minerals Co., a copper, molybdenum and precious metals producer, were also disappointing as a result of weak metal prices. Prices for these commodities continue to be weak. However, the current low security valuations (indicating full discounting of these problems), combined with near universal negativity regarding the stocks, reinforce our positive long-term view on this sector. One aspect about the steel sector which is of particular importance is that about 70% of the industry must renegotiate with its unions in 1998 and 1999. This may lead to labor unrest and strikes. This has the effect of tightening the supply/demand situation in the industry, improving raw material prices and potentially earnings, as was recently the case when WHX CORP. went on strike, the longest strike in the steel industry this century.

We also had selective positions in the energy and oil service sectors that were quite strong during the year. One of our largest positions was in Key Energy Group Inc., an oil service company whose stock rose over 300% during the period. Most of the position was sold prior to fiscal year-end. Other oil and gas investments that contributed to the Fund's performance were the offshore oil drillers Diamond Offshore Drilling Inc. and Nabors Industries Inc., and Callon Petroleum Co., a small exploration and production company. USX-US Steel Group Inc. 7% convertible debentures (which were convertible into one part USX-US Steel Group Inc. and five parts USX-Marathon Group Oil) also provided exposure to the oil sector. All of these were sold as investors' perceptions of energy stocks moved from undervaluations and pessimism to overvaluation and consensus optimism.

Finally, at the outset of the fiscal year, we had a large allocation in common stocks (20.3% of total assets) which reflected our belief that these stocks had excellent potential for appreciation since they were historically inexpensive and the economic fundamentals were constructive. We reduced the stock component of the Fund to 4.9% of total assets by fiscal year-end 1997, based in part on our more cautious stance on stocks.

In Conclusion

We thank you for your support of Merrill Lynch Convertible Fund, Inc., and we look forward to serving your investment needs in the months and years ahead.

Sincerely,


/s/ ARTHUR ZEIKEL
Arthur Zeikel
President

/s/ DANIEL A. LUCHANSKY
Daniel A. Luchansky
Vice President and Portfolio Manager

October 1, 1997

IMPORTANT TAX INFORMATION

Of the ordinary income distributions paid quarterly to shareholders by Merrill Lynch Convertible Fund, Inc. during its taxable year ended August 31, 1997, 26.52% qualifies for the dividends received deduction for corporations.

Additionally, there were no capital gains distributed by the Fund during the period.

Please retain this information for your records.


PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

- Class A Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

- Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 8 years. (There is no initial sales charge for automatic share conversions.)

- Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

- Class D Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Figures shown in the "Average Annual Total Return" table as well as the total returns and cumulative total return in the "Performance Summary" table assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.


Recent Performance Results*

                                                                                                        12 Month       3 Month
                                                             8/31/97       5/31/97+       8/31/96       % Change       % Change+
ML Convertible Fund, Inc. Class A Shares++                   $17.36        $16.11         $14.25        + 21.82%       + 7.76%
ML Convertible Fund, Inc. Class B Shares                      17.35         16.91           --             --          + 2.60
ML Convertible Fund, Inc. Class C Shares                      17.36         16.91           --             --          + 2.66
ML Convertible Fund, Inc. Class D Shares                      17.36         16.91           --             --          + 2.66
ML Convertible Fund, Inc. Class A Shares -- Total Return++                                              + 26.73(1)     + 7.76
ML Convertible Fund, Inc. Class B Shares -- Total Return                                                   --          + 2.60
ML Convertible Fund, Inc. Class C Shares -- Total Return                                                   --          + 2.66
ML Convertible Fund, Inc. Class D Shares -- Total Return                                                   --          + 2.66

* Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included.

+ Investment results and net asset values shown for Class B, Class C and Class D Shares are since their inception on 8/4/97.

++ Performance results for per share net asset value of Class A Shares prior to August 4, 1997 reflect the performance of the Fund's Capital Shares during the when the Fund was closed-end.

(1) Percent change includes reinvestment of $0.641 per share ordinary income dividends.

Average Annual Total Return+

                                        % Return Without          % Return With
                                          Sales Charge            Sales Charge**
Class A Shares*
Year Ended 6/30/97                         + 17.80%                 + 11.61%
Five Years Ended 6/30/97                   + 11.78                  + 10.59
Ten Years Ended 6/30/97                    +  5.20                  +  4.63

+ Performance results for per share net asset value of Class A Shares prior to August 4, 1997 reflect the performance of the Fund's Capital Shares during the period when the Fund was closed-end.

*  Maximum sales charge is 5.25%.

** Assuming maximum sales charge currently applicable to Class A Shares.


[GRAPHIC LINE CHART OMITTED: TOTAL RETURN BASED ON A $10,000 INVESTMENT]

Total Return Based on a $10,000 Investment -- Class A Shares

A line graph depicting the growth of an investment in the Fund's Class A Shares compared to growth of an investment in the Value Line Convertible Index. Beginning and ending values are:

                                                   8/87          8/97
ML Convertible Fund, Inc.+--
Class A Shares*+++                               $ 9,475       $15,847
Value Line Convertible Index++                   $10,000       $26,456

* Assuming maximum sales charge currently applicable to Class A Shares, transaction costs and other operating expenses, including advisory fees.

+ Merrill Lynch Convertible Fund, Inc. primarily invests in a portfolio of convertible debt securities, convertible preferred stocks and synthetic convertible securities.

++ This unmanaged Index tracks the performance of all convertibles (over 590 bonds and preferreds). The Index gives equal weight to each issue and is calculated on a total return basis.

+++ Performance results for Class A Shares prior to August 4, 1997 reflect the performance of the Fund's Capital Shares during the period when the Fund was closed-end. Total return includes capital appreciation/depreciation and income. Convertible Holdings, Inc. (the predecessor fund) was a dual-structure closed-end fund. The performance numbers referenced in the graph are for the funds Capital Shares only. As a result, the results do not fully reflect total historical performance since they do not include the performance of the fund's Income Shares. The average annual total return of the Income Shares over the ten-year period ended July 31, 1997 (the date of the conversion to open-end status) was +14.54%. The cumulative ten-year Income Share total return over the same period was +288.62%.

    Past performance is not predictive of future performance.


Performance Summary -- Class A Shares+

                            Net Asset Value             Capital Gains
Period Covered           Beginning       Ending          Distributed          Dividends Paid*         % Change**
8/2/85 -- 12/31/85         $9.30       $10.34               --                     --                 + 11.18%
1986                       10.34        11.49            $0.230                    --                 + 14.13
1987                       11.49         8.49             0.460                    --                 - 21.34
1988                        8.49         8.69               --                     --                 +  2.36
1989                        8.69        10.12               --                     --                 + 16.46
1990                       10.12         7.67               --                     --                 - 24.21
1991                        7.67        10.91               --                     --                 + 42.24
1992                       10.91        12.87               --                  $0.120                + 19.48
1993                       12.87        13.21               --                   1.168                + 13.94
1994                       13.21        11.13               --                   0.008                - 15.68
1995                       11.13        13.43               --                   0.363                + 24.44
1996                       13.43        15.57               --                   0.641                + 20.60
1/1/97 -- 8/31/97          15.57        17.36               --                     --                 + 11.50
                                                   Total $0.690           Total $2.300
                                                              Cumulative total return as of 8/31/97:  +146.36%**

+ Performance results for per share net asset value of Class A Shares prior to August 4, 1997 are for the period when the Fund was a dual-structure closed-end fund and represents performance for the predecessor Capital Shares only, but excludes returns from the Income Shares.

*  Figures may include short-term capital gains distributions.

** Figures do not include sales charge; results would be lower if sales charge was included.

Merrill Lynch Convertible Fund, Inc.                           August 31, 1997

SCHEDULE OF INVESTMENTS

                           S&P       Moody's     Face                                                                     Value
Industry                  Rating     Rating     Amount           Convertible Debentures                  Cost           (Note 1a)
Automotive                 NR*       Baa1     $ 900,000  Magna International Inc., 7.25% due
Parts -- 5.9%                                            7/05/2005                                 $    772,368      $  1,024,496
                           BB-       B1       2,000,000  Mascotech, Inc., 4.50% due 12/15/2003        1,840,000         1,855,000
                                                         Pep Boys -- Manny, Moe & Jack (The):
                           BBB       Baa3     2,500,000  4% due 9/15/1999                             2,575,000         2,487,500
                           BBB       Baa3     1,500,000  4.089% due 9/20/2011 (d)                       854,172           791,250
                           NR*       NR*        750,000  Tower Automotive, Inc., 5% due
                                                         8/01/2004 (b)                                  750,000           803,438
                                                                                                   ------------      ------------
                                                                                                      6,791,540         6,961,684

Banking &                  NR*       NR*        500,000  BankAtlantic Bancorp, Inc., 6.75%
Financial -- 0.7%                                        due 7/01/2006+                                 830,955           790,000

Conglomerates -- 2.0%                                    Polyphase Corporation+:
                           AAA       Aaa      1,000,000  12% due 12/01/1997 (b)                       1,000,000           185,000
                           NR*       NR*      2,000,000  12% due 7/01/1999++                          2,000,000           370,000
                           A-        Ba2      1,500,000  Thermo Electron Corporation, 4.25% due
                                                         1/01/2003                                    1,732,500         1,788,750
                                                                                                   ------------      ------------
                                                                                                      4,732,500         2,343,750

Dental Supplies --         NR*       NR*        550,000  Phoenix Shannon PLC, 9.50% due
0.1%                                                     11/01/2000 (b)(c)                              550,000           165,000

Environmental --           A-        NR*      1,250,000  Thermo Ecotek Corp., 4.875% due
2.2%                                                     4/15/2004 (b)                                1,251,563         1,281,250
                           NR*       NR*        750,000  Thermo Fibertek Inc., 4.50% due
                                                         7/15/2004 (b)                                  750,000           773,438
                           BBB-      Ba2        500,000  USA Waste Services, Inc., 4%
                                                         due 2/01/2002                                  500,000           566,875
                                                                                                   ------------      ------------
                                                                                                      2,501,563         2,621,563

Financial                  NR*       NR*     2,750,000   Nal Acceptance Corp., 10% due
Services -- 1.7%                                         9/11/1998++                                  2,750,000         2,035,000

Healthcare                 B         B3      2,000,000   Integrated Health Services Inc.,
Services -- 6.6%                                         6% due 1/01/2003                             1,880,000         2,195,000
                           BB-       B1      1,250,000   PhyCor, Inc., 4.50% due 2/15/2003            1,353,750         1,237,500
                           BBB+      Ba1     3,122,000   Quantum Health Resources, Inc., 4.75%
                                                         due 10/01/2000                               2,735,097         2,934,680
                           NR*       NR*     1,500,000   RoTech Medical Corporation, 5.25%
                                                         due 6/01/2003                                1,497,277         1,492,500
                                                                                                   ------------      ------------
                                                                                                      7,466,124         7,859,680

Home Builders -- 3.0%      B-        B2      1,000,000   Continental Homes Holding Corp.,
                                                         6.875% due 11/01/2002                        1,000,000         1,113,750
                           BB++      Ba3       751,000   Toll Brothers Inc., 4.75% due 1/15/2004        627,190           803,570
                           BB-       B1      1,500,000   US Home Corp., 4.875% due 11/01/2005         1,316,875         1,601,250
                                                                                                   ------------      ------------
                                                                                                      2,944,065         3,518,570

Metals & Mining --         BBB-      Baa2    1,500,000   Inco, Limited, 5.75% due 7/01/2004           1,781,150         1,717,500
1.4%

Oil Services -- 0.7%       NR*       NR*       330,000   Key Energy Group Inc., 7% due
                                                         7/01/2003 (b)                                  520,575           884,813

Pharmaceuticals --         BBB-      Baa3    1,500,000   Alza Corporation, 5% due 5/01/2006           1,595,625         1,522,500
1.3%

Real Estate Investment     NR*       B3      1,500,000   Capstone Capital Trust, Inc., 6.55%
Trusts -- 1.2%                                           due 3/14/2002                                1,365,290         1,445,625

Restaurants -- 2.4%        B-        B2      1,500,000   Boston Market, 7.75% due 5/01/2004           1,381,250         1,286,250
                           B         B3      1,425,000   Hometown Buffet Inc., 7% due
                                                         12/01/2002                                   1,452,750         1,583,531
                                                                                                   ------------      ------------
                                                                                                      2,834,000         2,869,781

Retail --                  BB-       Baa3    5,000,000   Office Depot, Inc., 4.891% due
Office Products -- 4.5%                                  11/01/2008 (d)                               2,914,081         3,018,750
                                                         US Office Products Co.:
                           B-        B3      1,000,000   5.50% due 5/15/2003                            842,500           922,500
                           B-        B3      1,500,000   5.50% due 5/15/2003 (b)                      1,413,750         1,389,375
                                                                                                   ------------      ------------
                                                                                                      5,170,331         5,330,625

Retail Stores -- 2.4%      A+        A1      2,500,000   Home Depot, Inc. (The), 3.25%
                                                         due 10/01/2001                               2,500,000         2,800,000

Scientific                 A-        NR*     2,000,000   Thermo Cardiosystems, Inc., 4.75%
Equipment -- 3.9%                                        due 5/15/2004 (b)                            2,000,000         2,090,000
                           A         Baa2    1,250,000   Thermo Instrument Systems Inc.,
                                                         4.50% due 10/15/2003 (b)                     1,280,000         1,387,500
                           A-        Baa3    1,000,000   Thermo Optek Corp., 5% due
                                                         10/15/2000 (b)                               1,035,000         1,160,000
                                                                                                   ------------      ------------
                                                                                                      4,315,000         4,637,500

Software Application       NR*       NR*     1,000,000   Wind River Systems Inc., 5% due
Development -- 1.0%                                      8/01/2002 (b)                                1,000,000         1,126,250

Technology -- 2.8%         NR*       NR*     1,000,000   Apple Computer, Inc., 6% due
                                                         6/01/2001                                      950,000         1,000,000
                           B-        B3        750,000   Data General Corporation, 6%
                                                         due 5/15/2004 (b)                              750,000         1,181,250
                           NR*       NR*     1,000,000   Premiere Technologies, Inc.,
                                                         5.75% due 7/01/2004 (b)                      1,000,000         1,123,750
                                                                                                   ------------      ------------
                                                                                                      2,700,000         3,305,000

Textiles -- 0.9%           B+        B1      1,100,000   Fieldcrest Cannon, Inc., 6% due
                                                         3/15/2012                                      753,500         1,006,500

Water Treatment            BB+       B2      1,750,000   US Filter Corporation, 4.50%
Systems -- 1.7%                                          due 12/15/2001                               1,750,000         1,964,375
                                                                                                   ------------      ------------
                                                         Total Convertible Debentures -- 46.4%       54,852,218        54,905,716
                                                                                                   ============      ============

                                                 Shares
                                                  Held             Convertible Preferred Stocks
Banking &                 NR*          A1         10,000  Jefferson Pilot Corp. (ACESSM)
Financial -- 0.9%                                         (into Nations Bank Corp.) (e)                 725,000         1,051,250

Energy -- 1.7%            BB-          Ba3        40,000  CalEnergy Capital Trust II, 6.25% (b)       2,000,000         1,995,000

Minerals -- 2.0%          NR*          Ba1        43,150  Cyprus Amax Minerals Co., $4.00,
                                                          Series A                                    2,312,840         2,324,706

Paper -- 1.9%             BBB+         Baa1       40,000  International Paper Co., $5.25 (b)          1,902,000         2,225,000

Precious Metals --        NR*          B2         59,900  Coeur d'Alene Mines Corporation             1,080,136         1,059,481
0.9%

Real Estate               BBB+         Baa2       30,000  Public Storage Inc., $2.062                   759,300         1,380,000
Investment
Trusts -- 1.1%

Restaurants -- 1.7%       BBB          Baa2       35,000  Wendy's International, Inc.,
                                                          Series A                                    1,750,000         1,977,500

Retail -- 1.0%            NR*          NR*        19,500  Kmart Financing I                           1,024,920         1,149,281

Steel -- 4.6%             B            B1         52,000  AK Steel Holding Corp.                      1,348,342         2,054,000
                          B            NR*        40,000  WHX Corporation, Series A                   1,590,840         1,775,000
                          A-           A3        103,610  Worthington Industries, Inc.                1,751,527         1,683,663
                                                                                                   ------------      ------------
                                                                                                      4,690,709         5,512,663

Transportation -- 0.5%    BBB+         Ba2        10,000  CNF Transportation Inc., Series A             500,000           580,000

Utilities -- 1.3%         AA           Aa3        35,500  Citizens Utilities Trust                    1,519,755         1,584,187
                                                                                                   ------------      ------------
                                                          Total Convertible Preferred
                                                          Stocks -- 17.6%                            18,264,660        20,839,068
                                                                                                   ============      ============


                                                                   Common Stocks
Drug Distribution -- 0.6%                       27,400  Bindley Western Industries Inc.               526,144           690,138

Environmental -- 0.2%                           16,918  Allied Waste Industries, Inc. (c)              80,883           253,770

Financial Services -- 0.0%                           1  Nal Acceptance Corp. (Warrants)(a)++                0             8,594

Food & Beverage -- 0.7%                         25,000  RJR Nabisco, Inc.                             821,875           870,312

Funeral Services -- 0.5%                        20,000  Service Corporation International             366,079           640,000

Paper -- 0.6%                                   17,700  Boise Cascade Corporation                     585,162           700,256

Paper/Machine -- 0.5%                           20,000  Albany International Corp., Class A           448,262           541,250

Railcar Production -- 0.5%                      15,479  Trinity Industries Leasing Co.                293,789           615,290

Semiconductors -- 1.6%                          58,800  Cypress Semiconductor Corporation (c)         706,253         1,043,700
                                                60,000  Integrated Device Technology, Inc. (c)        788,465           813,750
                                                                                                 ------------      ------------
                                                                                                    1,494,718         1,857,450
                                                                                                 ------------      ------------
                                                        Total Common Stocks -- 5.2%                 4,616,912         6,177,060
                                                                                                 ============      ============

                                                Face                                                                    Value
                                               Amount         Short-Term Securities                    Cost           (Note 1a)
Commercial                                  $6,000,000  Countrywide Home Loans, Inc.,
Paper** -- 20.3%                                        5.52% due 9/16/1997                      $  5,983,440        $5,983,440
                                             4,000,000  Finova Capital Corp., 5.54% due
                                                        10/21/1997                                  3,967,375         3,967,375
                                             3,036,000  General Motors Acceptance Corp.,
                                                        5.69% due 9/02/1997                         3,034,081         3,034,081
                                             6,000,000  Lexington Parker Capital Company LLC,
                                                        5.52% due 9/02/1997                         5,996,320         5,996,320
                                             5,000,000  WCP Funding Inc., 5.52%
                                                        due 10/02/1997                              4,973,933         4,973,933
                                                                                                 ------------      ------------
                                                        Total Short-Term Securities -- 20.3%       23,955,149        23,955,149
                                                                                                 ============      ============

Total Investments -- 89.5%                                                                       $101,688,939       105,876,993
                                                                                                 ============
Short Sales (Proceeds -- $736,673) -- (0.6%)                                                                           (723,594)

Other Assets Less Liabilities -- 11.1%                                                                               13,162,616
                                                                                                                   ------------
Net Assets --100.0%                                                                                                $118,316,015
                                                                                                                   ============


(a) Warrants entitle the Fund to purchase a predetermined number of shares of Common Stock. The purchase price and number of shares are subject to adjustment under certain conditions until the expiration date.

(b) The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.

(c) Non-income producing security.

(d) Represents a zero coupon or step bond; the interest rate shown is the effective yield at the time of purchase by the Fund.

(e) Adjustable Convertible Extendable Securities.

*   Not Rated.

** Commercial Paper is traded on a discount basis; the interest rates shown are the discount rates paid at the time of purchase by the Fund.

+   Covered Short Sales entered into as of August 31, 1997 were as follows:

                                                                    Value
Shares                        Issue                            (Notes 1a & 1h)
55,000                 BankAtlantic Bancorp.                      $ (715,000)
5,500                  Polyphase Corporation                          (8,594)
                                                                  ----------
Total (Proceeds -- $736,673)                                      $ (723,594)
                                                                  ==========

++ Restricted securities as to resale. The value of the Fund's investment in restricted securities was approximately $2,414,000, representing 2.0% of net assets.

                           Acquisition                        Value
Issue                         Date          Cost            (Note 1a)
Nal Acceptance Corp.,
10% due 9/11/1998          9/12/1996     $2,750,000       $2,035,000
Nal Acceptance Corp.
 (Warrants)                9/12/1996              0            8,594
Polyphase Corporation,
12% due 7/01/1999          7/05/1994      2,000,000          370,000
                                         ----------       ----------
Total                                    $4,750,000       $2,413,594
                                         ==========       ==========

Ratings of issues shown have not been audited by Deloitte & Touche LLP.

See Notes to Financial Statements.






FINANCIAL INFORMATION

Statement of Assets and Liabilities as of August 31, 1997

Assets:               Investments, at value (identified cost -- $101,688,939) (Note 1a)                           $105,876,993
                      Cash                                                                                              46,934
                      Deposits on short sales (Note 1h)                                                                670,775
                      Receivables:
                      Securities sold                                                        $  14,259,214
                      Interest                                                                     734,481
                      Capital shares sold                                                          426,797
                      Dividends                                                                    148,414          15,568,906
                                                                                             -------------
                      Prepaid registration fees and other assets (Note 1f)                                              59,660
                                                                                                                  ------------
                      Total assets                                                                                 122,223,268
                                                                                                                  ------------

Liabilities:          Common stock sold short, at market value (proceeds -- $736,673)
                      (Notes 1a & 1h)                                                                                  723,594
                      Payables:
                      Capital shares redeemed                                                    2,923,609
                      Investment adviser (Note 2)                                                   67,358
                      Distributor (Note 2)                                                           2,848           2,993,815
                                                                                             -------------
                      Accrued expenses and other liabilities                                                           189,844
                                                                                                                  ------------
                      Total liabilities                                                                              3,907,253
                                                                                                                  ------------

Net Assets:           Net assets                                                                                  $118,316,015
                                                                                                                  ============

Net Assets            Class A Common Stock, $0.10 par value, 100,000,000 shares authorized                        $    634,642
Consist of:           Class B Common Stock, $0.10 par value, 100,000,000 shares authorized                              33,187
                      Class C Common Stock, $0.10 par value, 100,000,000 shares authorized                               5,841
                      Class D Common Stock, $0.10 par value, 100,000,000 shares authorized                               7,862
                      Paid-in capital in excess of par                                                              84,298,010
                      Undistributed investment income -- net                                                           645,348
                      Undistributed realized capital gains on investments -- net                                    28,490,017
                      Unrealized appreciation on investments -- net                                                  4,201,108
                                                                                                                  ------------
                      Net assets                                                                                  $118,316,015
                                                                                                                  ============

Net Asset Value:      Class A -- Based on net assets of $110,178,412 and 6,346,421
                      shares outstanding                                                                          $      17.36
                                                                                                                  ============
                      Class B -- Based on net assets of $5,758,869 and 331,864 shares outstanding                 $      17.35
                                                                                                                  ============
                      Class C -- Based on net assets of $1,013,763 and 58,412 shares outstanding                  $      17.36
                                                                                                                  ============
                      Class D -- Based on net assets of $1,364,971 and 78,624 shares outstanding                  $      17.36
                                                                                                                  ============

See Notes to Financial Statements.

Statement of Operations

                                                                                           For the Period           For the
                                                                                            Jan. 1, 1997          Year Ended
                                                                                          to Aug. 31, 1997       Dec. 31, 1996

Investment Income          Interest and discount earned                                     $  7,843,078           $ 10,364,183
(Notes 1d & 1e):           Dividends*                                                          2,568,226              5,941,459
                                                                                            ------------           ------------
                           Total income                                                       10,411,304             16,305,642
                                                                                            ------------           ------------

Expenses:                  Investment advisory fees (Note 2)                                   1,102,729              1,695,738
                           Dividends on securities sold short                                    190,393                  4,704
                           Transfer agent fees -- Class A (Note 2)                                65,095                 87,085
                           Accounting services (Note 2)                                           63,816                 99,274
                           Professional fees                                                      48,754                 69,955
                           Printing and shareholder reports                                       44,431                 49,591
                           Listing fees                                                           35,573                    250
                           Interest on securities sold short                                      30,788                 36,292
                           Directors' fees and expenses                                           29,582                 45,322
                           Amortization of organization expenses                                  22,259                 38,159
                           Custodian fees                                                         17,657                 26,466
                           Account maintenance and distribution fees -- Class B (Note 2)           2,343                     --
                           Pricing services                                                        2,023                  2,983
                           Transfer agent fees -- Class B (Note 2)                                   460                     --
                           Account maintenance and distribution fees -- Class C (Note 2)             369                     --
                           Account maintenance fees -- Class D (Note 2)                              136                     --
                           Transfer agent fees -- Class D (Note 2)                                   108                     --
                           Transfer agent fees -- Class C (Note 2)                                    78                     --
                           Other                                                                   8,834                 44,684
                                                                                            ------------           ------------
                           Total expenses                                                      1,665,428              2,200,503
                                                                                            ------------           ------------
                           Investment income -- net                                            8,745,876             14,105,139
                                                                                            ------------           ------------

Realized &                 Realized gain (loss) from:
Unrealized Gain               Investments -- net                                              50,688,978             19,901,753
(Loss) on                     Income taxes on realized gain on investments                            --             (4,841,320)
Investments &              Foreign currency transactions -- net                                 (108,244)               (19,719)
Foreign Currency           Change in unrealized appreciation/depreciation on:
Transactions -- Net           Investments -- net                                             (31,783,870)            17,386,660
(Notes 1b, 1c,                Foreign currency transactions -- net                                   633                   (441)
1e & 3):                                                                                    ------------           ------------
                           Net realized and unrealized gain on investments and foreign
                           currency transactions                                              18,797,497             32,426,933
                                                                                            ------------           ------------
                           Net Increase in Net Assets Resulting from Operations             $ 27,543,373           $ 46,532,072
                                                                                            ------------           ------------

                         * Net withholding tax on dividends                                           --           $      2,260
                                                                                            ============           ============

See Notes to Financial Statements.

Statements of Changes in Net Assets

                                                                                   For the Period
                                                                                   Jan. 1, 1997 to          For the Year
                                                                                       Aug. 31,           Ended December 31,
Increase (Decrease) in Net Assets:                                                      1997            1996             1995
Operations:            Investment income -- net                                   $   8,745,876    $  14,105,139    $  14,296,369
                       Realized gain on investments and foreign currency
                       transactions -- net                                           50,580,734       19,882,034       15,446,497
                       Income taxes on realized gain on investments                          --       (4,841,320)      (3,631,624)
                       Change in unrealized appreciation/depreciation on
                       investments and foreign currency transactions -- net         (31,783,237)      17,386,219       19,334,251
                                                                                  -------------    -------------    -------------
                       Net increase in net assets resulting from operations          27,543,373       46,532,072       45,445,493
                                                                                  -------------    -------------    -------------

Dividends &            Investment income  -- net+                                    (8,134,631)     (14,192,493)     (14,117,464)
Distributions to       Realized gain on investments -- net (Class A)++                       --       (7,473,704)      (4,235,374)
Shareholders                                                                      -------------    -------------    -------------
(Note 1g):             Net decrease in net assets resulting from dividends and
                       distributions to shareholders                                 (8,134,631)     (21,666,197)     (18,352,838)
                                                                                  -------------    -------------    -------------

Capital Share          Net decrease in net assets from capital share
Transactions           transactions                                                (190,895,600)              --               --
(Note 4):              Offering costs resulting from issuance of
                       new classes of shares                                           (190,000)              --         (431,384)
                                                                                  -------------    -------------    -------------
                       Net decrease in net assets derived from capital share
                       transactions                                                (191,085,600)              --         (431,384)
                                                                                  -------------    -------------    -------------

Net Assets:            Total increase (decrease) in net assets                     (171,676,858)      24,865,875       26,661,271
                       Beginning of period                                          289,992,873      265,126,998      238,465,727
                                                                                  -------------    -------------    -------------
                       End of period*                                             $ 118,316,015    $ 289,992,873    $ 265,126,998
                                                                                  =============    =============    =============

                     * Undistributed investment income -- net (Note 1i)           $     645,348    $     128,996    $     223,416
                                                                                  =============    =============    =============

+ Dividends from investment income -- net reflect when the Fund was a dual-structure closed-end management investment company. All dividends were paid to Income Shareholders. Such shares were redeemed on July 31, 1997.

++ Formerly Capital Shares.

See Notes to Financial Statements.

Financial Highlights

                                                                                                Class A++++++
The following per share data and ratios have been        For the Period
derived from information provided in the financial       Jan. 1, 1997 to                 For the Year Ended December 31,
statements.                                                 Aug. 31,
                                                             1997+++        1996+++       1995        1994       1993        1992
Increase (Decrease) in Net Asset Value:
Per Share            Net asset value, beginning
Operating            of period                              $  15.57        $  13.43    $  11.13    $  13.21    $  12.87   $  10.91
Performance:++++                                            --------        --------    --------    --------    --------   --------
                     Investment income -- net                    .06              --          --          --          --         --
                     Realized and unrealized gain (loss)
                     on investments and foreign currency
                     transactions -- net                        1.75            2.78        2.66       (2.12)       1.43       2.03
                                                            --------        --------    --------    --------    --------   --------
                     Total from investment operations           1.81            2.78        2.66       (2.12)       1.43       2.03
                                                            --------        --------    --------    --------    --------   --------
                     Distributions of realized gain on
                     investments -- net                           --            (.64)       (.36)       (.01)      (1.17)      (.12)
                                                            --------        --------    --------    --------    --------   --------
                     Effect of repurchase of  Treasury
                     Stock                                        --              --          --+        .05         .08        .05
                                                            --------        --------    --------    --------    --------   --------
                     Capital charge resulting from
                     issuance of new classes of shares          (.02)             --          --          --          --         --
                                                            --------        --------    --------    --------    --------   --------
                     Net asset value, end of period         $  17.36        $  15.57    $  13.43    $  11.13    $  13.21   $  12.87
                                                            ========        ========    ========    ========    ========   ========

Total Investment     Based on net asset value per share        11.50%+++++     20.60%      24.44%     (15.68%)     13.94%     19.48%
Return:**                                                   ========        ========    ========    ========    ========   ========

Ratios to Average    Expenses***                                 .90%*           .78%        .79%        .87%        .80%       .80%
Net Assets:                                                 ========        ========    ========    ========    ========   ========
                     Investment income -- net                   4.76%*          4.98%       5.40%       5.43%       5.10%      6.34%
                                                            ========        ========    ========    ========    ========   ========

Supplemental         Net assets, end of period
Data:                (in thousands)                         $110,178        $289,993    $265,127    $238,466    $274,999   $289,366
                                                            ========        ========    ========    ========    ========   ========
                     Portfolio turnover                        92.86%         129.06%      87.69%      69.37%     116.03%     76.54%
                                                            ========        ========    ========    ========    ========   ========
                     Average commission rate paid++         $  .0522        $  .0447          --          --          --         --
                                                            ========        ========    ========    ========    ========   ========

*      Annualized.

** Total investment returns exclude the effects of sales loads. Performance results prior to August 31, 1997 are for when the Fund was a dual-structure closed-end management investment company and include only the returns for the Capital Shares but exclude results from the Income Shares.

*** Excluding taxes on undistributed net realized long-term capital gains for years prior to the period January 1, 1997 to August 31, 1997.

+      Amount is less than $.01 per share.

++ For fiscal years beginning on or after September 1, 1995, the Fund is required to disclose its average commission rate per share for purchases and sales of equity securities.

+++ Excludes the effect of per share operating performance of the Fund's Income Shares, which were redeemed on July 31, 1997. Per share operating performance prior to the period January 1, 1997 to August 31, 1997 reflects when the Fund was a dual-structure closed-end management investment company. For the period January 1, 1997 to July 31, 1997, investment income -- net per Income Share was $0.73 and dividends of investment income -- net per Income Share were $0.70.

++++   Based on average shares outstanding during the period.

+++++  Aggregate total investment return.

++++++ Formerly Capital Shares.

See Notes to Financial Statements.

The following per share data and ratios have been derived                                        For the Period
from information provided in the financial statements.                                   Aug. 4, 1997+ to Aug. 31, 1997
                                                                                      Class B++     Class C++     Class D++
Increase (Decrease) in Net Asset Value:
Per Share             Net asset value, beginning of period                           $  16.91       $  16.91       $  16.91
Operating                                                                            --------       --------       --------
Performance:          Investment income -- net                                            .05            .05            .07
                      Realized and unrealized gain on investments and foreign
                      currency transactions -- net                                        .39            .40            .38
                                                                                     --------       --------       --------
                      Total from investment operations                                    .44            .45            .45
                                                                                     --------       --------       --------
                      Net asset  value, end of period                                $  17.35       $  17.36       $  17.36
                                                                                     ========       ========       ========

Total Investment      Based on net asset value per share                                 2.60%++++      2.66%++++      2.66%++++
Return:**                                                                            ========       ========       ========

Ratios to Average     Expenses                                                           2.66%*         2.74%*         1.92%*
Net Assets:                                                                          ========       ========       ========
                      Investment income -- net                                           3.77%*         3.58%*         4.81%*
                                                                                     ========       ========       ========

Supplemental          Net assets, end of period (in thousands)                       $  5,759       $  1,014       $  1,365
Data:                                                                                ========       ========       ========
                      Portfolio turnover                                                92.86%         92.86%         92.86%
                                                                                     ========       ========       ========
                      Average commission rate paid                                   $  .0522       $  .0522       $  .0522
                                                                                     ========       ========       ========

*    Annualized.

**   Total investment returns exclude the effects of sales loads.

+    Commencement of operations.

++   Based on average shares outstanding during the period.

++++ Aggregate total investment return.

See Notes to Financial Statements.

Merrill Lynch Convertible Fund, Inc.                             August 31, 1997

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Merrill Lynch Convertible Fund, Inc. (the "Fund"), formerly Convertible Holdings, Inc., is registered under the Investment Company Act of 1940 as a non-diversified, open-end management investment company. Effective August 4, 1997, as a result of the approval of its shareholders, the Fund converted to an open-end management investment company. At that time, the Fund's Capital Shares were converted to Class A Shares. The Fund offers four classes of shares under the Merrill Lynch Select PricingSM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments -- Portfolio securities which are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities which are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the over-the-counter market, the last asked price. Options purchased are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the over-the-counter market, the last bid price. Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market value quotations are not readily available are valued at their fair value as determined in good faith by or under the direction of the Fund's Board of Directors.

(b) Derivative financial instruments -- The Fund may engage in various portfolio strategies to seek to increase its return by hedging its portfolio against adverse movements in the equity, debt and currency markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Financial futures contracts -- The Fund may purchase or sell interest rate futures and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Options -- The Fund is authorized to write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

- Forward foreign exchange contracts -- The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Fund's records. However, the effect on operations is recorded from the date the Fund enters into such contracts. Premium or discount is amortized over the life of the contracts.

- Foreign currency options and futures -- The Fund is also authorized to purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-US dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

(c) Foreign currency transactions -- Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into

US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes -- It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

(e) Security transactions and investment income -- Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex-dividend dates. Interest income (including amortization of discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(f) Prepaid registration fees -- Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions -- Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

(h) Short Sales -- When the Fund engages in a short sale, an amount equal to the proceeds received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the market value of the short sale. The Fund maintains a segregated account of securities as collateral for the short sales. The Fund is exposed to market risk based on the amount, if any, that the market value of the stock exceeds the market value of the securities in the segregated account.

(i) Reclassification -- Generally accepted accounting principles require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, current year's permanent book/tax differences of $94,893 have been reclassified between undistributed net realized capital gains and undistributed net investment income and differences of $20,830,363 have been reclassified between undistributed net realized capital gains and paid-in capital in excess of par. These reclassifications have no effect on net assets or net asset values per share.

2. Investment Advisory Agreement and
Transactions with Affiliates:

The Fund has entered into an Investment Advisory Agreement with Merrill Lynch Asset Management, L.P. ("MLAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner.

The Fund has also entered into a Distribution Agreement and Distribution Plans with Merrill Lynch Funds Distributors, Inc. ("MLFD"), a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of 0.60% of the average daily net assets of the Fund.

Pursuant to the distribution plans (the "Distribution Plans") adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                    Account           Distribution
                Maintenance Fee           Fee
Class B             0.25%                0.75%
Class C             0.25%                0.75%
Class D             0.25%                  --

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Inc. ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the period January 1, 1997 to August 31, 1997, MLFD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                   MLFD                 MLPF&S
Class A           $4,260                $ 1,242
Class D           $2,306                $26,348

In addition, MLPF&S received $255,664 in commissions on the execution of portfolio security transactions for the Fund for the period January 1, 1997 to August 31, 1997.

During the period January 1, 1997 to August 31, 1997, the Fund paid Merrill Lynch Security Pricing Service, an affiliate of MLPF&S, $1,490 for security price quotations to compute the net asset value of the

Fund.

Merrill Lynch Financial Data Services, Inc. ("MLFDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by MLAM at cost.

Certain officers and/or directors of the Fund are officers and/or directors of MLAM, PSI, MLFD, and/or ML & Co.

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the period January 1, 1997 to August 31, 1997 were $167,419,463 and $363,659,855, respectively.

Net realized and unrealized gains (losses) as of August 31, 1997 were as follows:

                           Realized             Unrealized
                         Gains (Losses)       Gains (Losses)
Long-term investments    $  51,193,460        $   4,188,054
Short sales                   (504,482)              13,079
Foreign currency
transactions                  (108,244)                 (25)
                         -------------        -------------
Total                    $  50,580,734        $   4,201,108
                         =============        =============

As of August 31, 1997, net unrealized appreciation for Federal income tax purposes aggregated $3,990,249, of which $8,332,698 related to appreciated securities and $4,342,449 related to depreciated securities. The aggregate cost of investments at August 31, 1997 for Federal income tax purposes was $101,886,744.

4. Capital Share Transactions:

Net decrease in net assets derived from capital share transactions was $190,895,600 for the period January 1, 1997 to August 31, 1997. During the year ended December 31, 1996, Capital Shares issued and outstanding remained constant at 11,653,700.

Transactions in capital shares for each class were as follows:

Class A Shares for the
Period January 1, 1997                                                Dollar
to August 31, 1997                                Shares              Amount

Shares sold                                          45,211        $    774,119
Shares redeemed                                  (5,352,490)        (91,314,601)
                                               ------------        ------------
Net decrease                                     (5,307,279)       $(90,540,482)
                                               ============        ============

Class B Shares for the
Period August 4, 1997+                                                Dollar
to August 31, 1997                                Shares              Amount

Shares sold                                         347,816        $  5,946,236
Shares redeemed                                     (15,952)           (272,208)
                                               ------------        ------------
Net increase                                        331,864        $  5,674,028
                                               ============        ============

+ Commencement of Operations

Class C Shares for the
Period August 4, 1997+                                                Dollar
to August 31, 1997                                Shares              Amount

Shares sold                                          59,874        $  1,024,877
Shares redeemed                                      (1,462)            (25,410)
                                               ------------        ------------
Net increase                                         58,412        $    999,467
                                               ============        ============

+ Commencement of Operations

Class D Shares for the
Period August 4, 1997+                                                Dollar
to August 31, 1997                                Shares              Amount
Shares sold                                          96,058        $  1,653,202
Shares redeemed                                     (17,434)           (302,405)
                                               ------------        ------------
Net increase                                         78,624        $  1,350,797
                                               ============        ============

+ Commencement of Operations.

In addition, on July 31, 1997, all 11,653,700 Income Shares were redeemed amounting to $108,379,410.

5. Subsequent Event:

On September 2, 1997, the Fund's Board of Directors declared an ordinary income dividend in the amount of $.168967 per Class A Share, $.156437 per Class B Share, $.156428 per Class C Share, $.165229 per Class D Share and a long-term capital gain distribution in the amount of $4.420817 per share for each of the four Classes, payable on September 23, 1997 to shareholders of record as of September 15, 1997.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
Merrill Lynch Convertible Fund, Inc.
(Formerly Convertible Holdings, Inc.):

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Convertible Fund, Inc. as of August 31, 1997, the related statements of operations for the period January 1, 1997 to August 31, 1997 and for the year ended December 31, 1996, the statements of changes in net assets for the period January 1, 1997 to August 31, 1997 and each of the years in the two-year period ended December 31, 1996 and the financial highlights for the period January 1, 1997 to August 31, 1997 and for each of the years in the five-year period ended December 31, 1996. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at August 31, 1997 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Convertible Fund, Inc. as of August 31, 1997, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Princeton, New Jersey
October 15, 1997

PORTFOLIO INFORMATION (unaudited)

As of August 31, 1997

                                                      Percent of
Ten Largest Holdings                                  Net Assets
Office Depot, Inc., 4.891% due 11/01/2008                2.6%
Quantum Health Resources, Inc., 4.75%
  due 10/01/2000                                         2.5
Home Depot, Inc. (The), 3.25% due 10/01/2001             2.4
Pep Boys -- Manny, Moe & Jack (The), 4% due
  9/15/1999                                              2.1
Cyprus Amax Minerals Co., $4.00, Series A                2.0
International Paper Co., $5.25                           1.9
Integrated Health Services Inc., 6% due
  1/01/2003                                              1.9
Thermo Cardiosystems, Inc., 4.75% due
  5/15/2004                                              1.8
AK Steel Holding Corp.                                   1.7
Nal Acceptance Corp., 10% due 9/12/1998                  1.7

OFFICERS AND DIRECTORS
Arthur Zeikel, President and Director
James H. Bodurtha, Director
Herbert I. London, Director
Robert R. Martin, Director
Joseph L. May, Director
Andre F. Perold, Director
Terry K. Glenn, Executive Vice President
Joseph T. Monagle Jr., Senior Vice President
Donald C. Burke, Vice President
Vincent T. Lathbury III, Vice President
Daniel A. Luchansky, Vice President and
Portfolio Manager
Barton A. Vogel, Vice President
Gerald M. Richard, Treasurer
Ira P. Shapiro, Secretary

Custodian
The Chase Manhattan Bank
Global Securities Services
Chase MetroTech Center
Brooklyn, NY 11245

Transfer Agent
Merrill Lynch Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863


10/23/97   Merill Lynch Convertible Fund, Inc.                           PAGE 30